EXHIBIT 2

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is entered into this 26 day of November 2001, by and between SNAP2 Corporation, a Nevada corporation with its principal place of business at 10641 Justin Drive, Urbandale Iowa, ("SNAP2"), ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario and a wholly-owned subsidiary of SNAP2 ("ISES"), (SNAP2 and ISES being referred to herein collectively as "Seller"), and Inflight Digital Limited, a company incorporated under the laws of England and Wales with its principal office located at 44 North Street, Chichester West Sussex, U.K. ("Buyer").

     RECITALS:

     A. WHEREAS, Seller is a software product developer and service provider for embedded systems, including but not limited to in-flight entertainment systems for passenger aircraft ("IFE") and Seller owns, leases or is a licensee for the tangible and intangible property used in connection with its IFE business.

     B. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, certain of the IFE Assets (as hereinafter defined) comprising the material part of Seller's IFE business, all subject to the terms and conditions set forth herein.

     C. WHEREAS this Agreement is the amended and restated Asset Purchase Agreement, which represents the entire agreement between the parties and supersedes in its entirety the Asset Purchase Agreement by and among the parties hereto dated September 6, 2001 and filed with the Securities and Exchange Commission as an exhibit to Seller's current report on Form 8-K on September 21, 2001.

     In consideration of the foregoing and of the mutual representations, warranties, covenants, and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties agree as follows:

                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

     1.1 Purchase and Sale of IFE Assets.

     Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, Seller will sell to Buyer, and Buyer will purchase from Seller, at the Closing (as defined in Section 8.1), all personal assets, rights, benefits and privileges, both tangible and intangible, wherever located, owned, leased, licensed, used or held for use by Seller in connection with Seller's IFE business and operations, except as otherwise specifically provided herein (collectively, the "IFE Assets"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, burdens and other encumbrances or adverse claims whatsoever ("Encumbrances").


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     The IFE Assets shall include,  without  limitation,  all of Seller's right, title and interest in, to and under the following:

     (a) All of Seller's rights and obligations under contracts with airline operators for the provision of IFE products and services existing as of the Closing Date, (the "IFE Contracts"), as the same are exhaustively included in the following contracts as at the date of this Agreement or as shall be added by notice in writing by Seller to Buyer and accepted by Buyer as at the Closing Date:

          AOM / Air  Liberte
          Delta Air Lines
          Lan Chile
          Qantas
          Aer Lingus
          TAM Linhas Aereas S.A.

     (b) All of Seller's rights and obligations under license and distribution agreements relating to its IFE business existing as of the Closing Date (the "License and Distribution Agreements"), as the same are exhaustively included in the following contracts: (i) the Tetris Company, L.L.C.; and (ii) Lonely Planet Publications;

     (c) A perpetual, royalty-free, exclusive world-wide license to use for IFE business subsequent to the Closing Date, Seller's intangible properties and rights relating to Seller's IFE business, wherever located and whether or not described or referred to herein, including without limitation all of the service marks, copyrights, franchise, software, licenses, trademarks, trade names, patents, jingles, slogans, logos, publishing rights and other similar intangible assets (including disclosure of know-how) maintained, owned, used, held for use or otherwise held by Seller in connection with its IFE business (including any and all applications, registrations, extensions, renewals and rights to sue for past infringements relating thereto) and all of the rights, benefits and privileges associated therewith (the "Intellectual Property") including, but not limited to, the assets listed in Schedule 3.7, (with the exception of all software files relating to the game known as "Mr. Sneaky" ("Mr. Sneaky") which are provided for the limited purpose of permitting Buyer to support those IFE customers, if any, utilizing such game until expiration of the current agreement with respect thereto) all related source code and documentation, constituting the IFE Business trademarked as the "Airsoft Travel Kit" (a/k/a "SNAP2 Travel Kit") with the right to develop, modify and adapt the same for use in the IFE Business (and Buyer shall own absolutely all the rights arising out of such development, modification or adaptation), and further with the right to test, sell or otherwise distribute IFE products incorporating or created using any of the Intellectual Property and to integrate such products into other IFE products. Such license shall extend to Seller's intangible properties and rights relating to (including all Intellectual Property in) the four additional games to be developed by Seller following Closing (as such games are listed in Schedule 1.5
          (a)) and any further games developed and made available in accordance with


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          Section 1.5 (b) on and from the moment  that such games are  delivered to Buyer in accordance with Section 1.5;

     (d) Originals or, if originals are unavailable, copies of Seller's files, books, and records relating to the IFE Assets, including without limitation, tapes, computer disks and electronic data processing software used or usable in the operation of the IFE business (including all software necessary to enable Buyer to comply with its obligations under the IFE Contracts and/or the Licensing and Distribution Agreements), operating manuals, user guides, accounting journals, customer lists, marketing plans, leads and information relating to targeted customers, IFE strategy and IFE market analysis (the "IFE Documentation");

     (e) All other tangible personal property and physical assets utilized by Seller solely in connection with the operation of its IFE business (the "IFE Tangible Property") including but not limited to: 1 PCU hand controller; 1 AVU seat-back computer; 2 RGB seat-back displays; 2 sets of cables; and

     (f)  All goodwill relating to the IFE business.

     1.2  Excluded Assets.

     Notwithstanding anything to the contrary in this Agreement, Seller will not sell or deliver to Buyer, and Buyer will not acquire from Seller:

     (a) any of Seller's rights and obligations under contracts with Air France/Rockwell and British Airways which shall be the subject of a separate agreement set out in Section 1.6: and

     (b) any assets of Seller not used in connection with Seller's IFE business including but not limited to all contracts of employment with the Seller's employees, all of which shall not be included in the term "IFE Assets."

     1.3  Assumption of Certain Obligations.

     At the Closing, and subject to the limitation set forth at Section 1.3(y) below, Buyer will assume and will be liable for Seller's obligations to render performance under the IFE Contracts and the License and Distribution Agreements insofar as the same have been disclosed to the Buyer prior to the date of this Agreement. Buyer will not assume and will not be liable for any other obligations of Seller; provided, however, that Buyer, in its sole discretion and without otherwise incurring any liability for other obligations of Seller not assumed by it, may perform on behalf of Seller certain of Seller's obligations not otherwise assumed hereunder and, in any such event shall be entitled to reduce the Purchase Price (as defined in Section 2.1(a) below) by an amount equal to the cost to Buyer to perform such obligation. Such reduction of the Purchase Price shall be accomplished by Buyer making a claim against Seller and Seller either satisfying such claim in cash or, to the extent there are any revenue payments available to be set-off against, by Buyer setting-off the amount of any such claim against any other sums due to Seller in respect of revenue sharing arrangements in this Agreement. Without limiting the generality of the immediately preceding sentence, Seller will retain and be solely responsible for (v) any


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claims,  causes of action or pending or  threatened  litigation  or  proceedings
(including without limitation any environmental or tort liabilities) relating to or arising out of any acts, facts, circumstances, events or conditions occurring or existing prior to the Closing Date (as defined in Section 8.1), regardless of when such claims or causes of action are asserted or such litigation or proceedings are commenced, (w) any liabilities, the existence or amount of which constitute a breach of a representation, warranty or covenant of Seller contained in this Agreement or any document executed and delivered by Seller to Buyer pursuant to this Agreement, (x) any liability, costs or claims of any nature by or in respect of any of the employees, officers, agents or contractors of Seller whether or not engaged in the IFE Business, none of which are assumed by Buyer hereunder, (y) any claims, causes of action or any pending or threatened litigation or proceedings and any liability thereby arising in respect of Mr. Sneaky, other than any liability assumed by Buyer to support those IFE customers, if any, utilizing such game until the expiration of the current IFE Contract with respect thereto provided that the Seller shall not be under any such liability in respect of Mr. Sneaky where such liability arises as a result of the Buyer's misuse of the rights licensed to it in connection with Mr. Sneaky (that is, any use of Mr. Sneaky software files other than for the limited purpose described in Section 1.1(c) above), and (z) any obligation or liability, claims or causes of action arising out of or in connection with the Seller's contracts with Air France/Rockwell and British Airways.

     1.4 Transfer, Conveyance and Assumption.

     Seller shall execute and deliver to Buyer at the Closing a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A (the "Bill of Sale") and all such other assignments, endorsements and instruments of transfer necessary or appropriate to carry out the intent of this Agreement and to vest in Buyer title to all of the Assets and all rights, title and interest of Seller thereto. All of the IFE Assets will be sold (or licensed) free and clear of all liens, pledges, encumbrances and claims of third parties. Buyer shall execute and deliver to Seller at the Closing an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the "Assumption Agreement").

     1.5 Additional Games

     (a) Seller shall as soon as reasonably practicable following Closing complete the development of the four additional games listed in
          Schedule 1.5 for use on the RCPS platform and free of further charge shall deliver a copy of all software comprised in each game (including game source code) in CD - Rom format or such other format as may be agreed between the Seller and the Buyer. As soon as reasonably practicable following delivery of the software relating to a game, Buyer shall carry out such test as it considers appropriate to satisfy itself that the game functions properly and the software is free from all faults and errors and Buyer shall notify Seller in writing of any failure of such software in this regard. Upon being notified of any failure of any such software under this Section, Seller shall correct the software and shall deliver a further copy of the corrected software to Buyer within 14 days of notification of the failure. The Buyer shall have a further opportunity to carry out additional tests on such corrected software in accordance with this Section. Once Buyer is satisfied that any software delivered to it under this Section functions properly and is free from any errors and bugs, Buyer shall be entitled to license such software for use by its customers.


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


     (b) Seller shall notify Buyer in writing of any new games (in addition to those developed under Section 1.5 (a)) developed by Seller in the three years following Closing and shall make any and such games available to Buyer free of further charge on the same basis as set out in Section 1.5 (a).

     (c) Seller represents and warrants that, in respect of all and any games delivered to Buyer in accordance with this Section 1.5, (such warranties and representations to be given in respect of each software file at the time of delivery to Buyer):

          (i)  Title to Properties; Liens; Condition of Properties.

               Seller owns the sole and exclusive right, title and interest in and to all rights subsisting in such games (including any intellectual property rights) free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, easements, charges or claims of third parties of any nature whatsoever.

          (ii) Intellectual Property Rights.

               All intellectual property rights subsisting in such games are valid and subsisting and the Seller is the sole legal and beneficial owner of all of them subject to the benefit of the rights licensed to SNAP2 under the License and Distribution Agreements. None of the games or software infringes, involves, or has resulted in infringement of, or any claim or infringement of, the rights of any other person. Seller pays no royalty to anyone with respect to the intellectual property rights in such games and no proceedings have been instituted, are pending or, to the knowledge of Seller, threatened, that challenge the rights of Seller in respect thereof. All employees of Seller and third parties who were involved in the creation of such intellectual property rights (other than those licensed to SNAP2 under the Licence and Distribution Agreements) have assigned in favour of Seller or waived any rights which such employees or third parties may have as a result of such creation.

          (iii)Seller has legal and beneficial title to the source code form of the software. Seller has taken all proper precautions to preserve the confidentiality and integrity of all such software.

     (d) Seller shall convert the existing games library to use the SNAP2D graphics library as soon as reasonably practicable.

     1.6 Air France / British Airways

     The Seller's contracts with Air France / Rockwell shall be the subject of separate agreement as follows:


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          (a)  British Airways

               Seller shall notify Buyer in writing within seven days of becoming aware that British Airways has installed interactive software licensed by Snap2 under the terms of a contract dated 16 April 2001 ("the BA Contract") on its first aircraft and on and from that moment shall hold the benefit of the BA Contract on trust for Buyer. Snap2 and Buyer shall use their reasonable endeavours to procure the consent in writing of British Airways (in a form satisfactory to both) is obtained to the assignment / novation of the BA Contract as soon as possible. Upon such consent being obtained, Snap2 shall assign / novate to Buyer the BA Contract and upon the installation of the games software on the first BA aircraft and the first such aircraft entering service with such software fully functioning and available for use by passengers, Buyer shall pay to Snap2 a sum to be calculated by reference to the number of aircraft planned to be installed over the first 12 months based on the installation plan to be provided to Seller by BA in accordance with the rates specified in the product schedule to the BA Contract subject to such sum payable not exceeding $100,000 and following such assignment / novation Buyer shall further pay to Snap2 50% of all revenues received by Buyer from British Airways in respect of the BA Contract in the three years following Closing. If for any reason British Airways do not install interactive software licensed by Snap2 under the BA Contract on the maximum number of aircraft in respect of which British Airways has been licensed, or disable any number of aircraft in respect of which such software had been installed, the relevant proportion of the upfront fee paid on assignment / novation (calculated on a pro rata basis) shall be credited and set-off against any other sums due to Seller in respect of revenue sharing arrangements in this Agreement.

          (b)  Air France

               Seller shall notify Buyer in writing within seven days of becoming aware that Air France has extended the number of aircraft in respect of which it wishes to install interactive software as licensed to Air France by Snap2 under the terms of a contract dated 1 October 1999 ("the Air France Contract") and on and from that moment shall hold the benefit of the Air France Contract on trust for Buyer. Snap2 and Buyer shall use their reasonable endeavours to procure the consent in writing of Air France (in a form satisfactory to both) is obtained to the assignment / novation of the Air France Contract as soon as possible. Upon such consent being obtained, Snap2 shall assign / novate to Buyer the Air France Contract and Buyer shall pay to Snap2 the sum of $75,000 and following such assignment / novation shall pay to Snap2 50% of all revenues received by Buyer from Air France in respect of the Air France Contract in the three years following Closing.

          To the extent that the transfer of any of the IFE Assets under Section
          1.4 would, but for this Section 1.6, put Snap2 in breach of either the BA Contract or the Air France Contract, Buyer shall grant a license to Snap2 of any such assets to the minimum extent required to ensure the continuance of the BA Contract and the Air France Contract.


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                                   ARTICLE II

                          PURCHASE PRICE AND ROYALTIES

     2.1  Purchase Price.

          (a)  The purchase price for the IFE Assets shall be the sum of:

               (i) Three Hundred Thousand Dollars ($300,000 U.S.) which shall be paid by Buyer at Closing by wire transfer of immediately available funds to an account which will be identified by Seller not less than two (2) days prior to the Closing Date; and

               (ii) 50% of all revenues (i.e. Rockwell) received by Buyer from the airline operators named in the IFE Contracts in respect of the licence of "Airsoft" and the games listed in Schedule 1.5 and
               Schedule 2.2 (the "Named Games") or provided by Seller as required under Section 1.5 (b) in the three years following the date of Closing ; and

               (iii) 25% of all revenues received by Buyer under new business won by Buyer on any other IFE platforms (i.e Matsushita)(i.e. any contracts with customers other than the IFE Contracts or the BA Contract or the Air France Contract) in respect of the licence of any of the games provided by Seller as required under Section 1.5(b)

          (together the "Purchase Price").

          (b) The sums payable under Section 2.1 (a) (ii) and (iii) shall be paid by Buyer by cheque quarterly in arrears and payment of such sums shall be accompanied by a statement showing the gross revenues received by Buyer and the apportionment of such revenues in the relevant period and which shall be due 30 days following the end of the relevant quarter

          (c) For the purpose of establishing the accuracy of any statements provided and revenue payments made under this Section 2.1, Seller shall be entitled at its cost no more frequently than once in any calendar year, to inspect the books of account of Buyer relating to revenues earned under the IFE Contracts and any other contracts won by Buyer under which any of the Named Games are licensed to customers and to take reasonable copies.

     2.2  Allocation of Purchase Price.

     The Purchase Price shall be allocated  among the IFE Assets as set forth in
Schedule 2.2.



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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that the following statements are true and correct as at the Closing Date:

     3.1  Due Organization and Qualification.

     SNAP2 is a corporation duly organized and validly existing under the laws of the State of Nevada and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary.

     ISES is a corporation duly organized and validly existing under the laws of the Province of Ontario, Canada, is a wholly owned subsidiary of SNAP2 and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary.

     3.2  Power and Authority.

     Seller has all requisite power and authority to: (i) own, lease, license or to otherwise hold and operate the IFE Assets; (ii) carry on the IFE business and operations as they are presently being conducted in the places where such IFE Assets are owned, leased, licensed or otherwise held and where such business and operations are conducted; and (iii) enter into and perform the terms of this Agreement, all other agreements by and between the parties related to the sale of the IFE Assets to Buyer (collectively, the "Other Documents"), including without limitation the Bill of Sale and the Assumption Agreement, and the transactions contemplated hereby and thereby.

     3.3  Binding Effect.

     The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all requisite corporate action. This
Agreement constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

     3.4  No Conflict.

     The execution, delivery and performance of this Agreement by Seller (a) will not conflict with the Articles of Incorporation or the Bylaws of Seller;
(b) will not result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time or both, would become a default under, or result in the creation of any Encumbrance upon any of the IFE Assets under, or create any rights of termination, cancellation or acceleration in any person under any IFE Contract (except to the extent that consent to the assignment of an IFE Contract may be required), lease, arrangement or commitment, or violate any order, writ, injunction or decree to which Seller is a party, by which any of the IFE Assets, business or operations of Seller may be bound or affected or under which any of the IFE Assets, business or operations of Seller receive benefits; and (c) will not result in the violation of any provisions of law applicable to Seller.


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     3.5  Title to Properties; Liens; Condition of Properties.

     (a) Seller owns the sole and exclusive right, title and interest in and to all IFE Assets (except that SNAP2's License and Distribution Agreement with Tetris Company is non-exclusive) free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, easements, charges or claims of third parties of any nature whatsoever, except those which shall be released or discharged at or prior to the Closing.

     (b) All tangible IFE Assets of Seller, and Seller's use of the same, comply and at all times have complied in all respects with all laws, ordinances, codes, regulations and other requirements of any governmental and other authority having jurisdiction over such IFE Assets.

     (c) The tangible IFE Assets being conveyed pursuant to this Agreement, if any, are, and at the Closing will be, in adequate operating condition and repair and suitable for use in the operation of the IFE business, ordinary wear and tear excepted.

     (d) The IFE Assets (not including any which are Excluded Assets) are all the assets which are or may reasonably be required to carry on and operate the IFE business in the manner and to the extent that it has been carried on by Seller prior to the Closing.

     3.6  IFE Contracts.

     (a) No event of default (or event that, with the giving of notice or passage of time, would become an event of default) by Seller or to the knowledge of Seller, the other party thereto exists under any of the IFE Contracts or License and Distribution Agreements that would permit a party to such IFE Contracts or License and Distribution Agreements to terminate any of the IFE Contracts or License and Distribution Agreements or otherwise deprive Seller of the material benefits under any of the IFE Contracts, and such IFE Contracts and License and Distribution Agreements are legal, valid and binding obligations of the respective parties thereto enforceable in accordance with the terms thereof. No defenses, offsets or counterclaims thereto have been asserted, or to the knowledge of Seller or any of its officers, directors or employees, may be made, by any party thereto other than Seller, and Seller has not waived any substantial rights thereunder.

     (b) The IFE Contracts listed in Article 1.1 (a) are all the contracts that Seller has with airline operators for the provision of IFE products and services.

     (c) The License and Distribution Agreements listed in Article 1.1 (b) are all the license and distribution agreements that the Seller has relating to its IFE business.

     3.7  Intellectual Property.

     (a) Set forth on Schedule 3.7 is a true, correct and complete list of all Intellectual Property owned or used by Seller or that Seller is licensed to use or under which


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

          Seller possesses any rights. With the exception of those software files relating to the game known as "Mr. Sneaky" (which are being provided for the limited purpose described in Section 1.1(c) above) all such Intellectual Property rights are valid and subsisting and the Seller is the sole legal and beneficial owner of all of them subject to the benefit of the rights licensed to SNAP2 under the License and Distribution Agreements. None of the products, activities, or operations of Seller infringe, involve, or have resulted in infringement of, or any claim or infringement of, the rights of any other person. Except as disclosed on Schedule 3.7, Seller pays no royalty to anyone with respect to the Intellectual Property and no proceedings have been instituted, are pending or, to the knowledge of Seller, threatened, that challenge the rights of Seller in respect thereof. All employees of Seller and third parties who were involved in the creation of such Intellectual Property rights (other than those licensed to SNAP2 under the Licence and Distribution Agreements) have assigned in favour of Seller or waived any rights which such employees or third parties may have as a result of such creation.

     (b) Seller has legal and beneficial title to the source code form of the software which is the subject of each of the IFE Contracts. Seller has taken all proper precautions to preserve the confidentiality and integrity of all software owned or used by it in relation to the IFE business.

     (c) Seller has not adapted or modified any software held by it on license or used by it without any consent that may be required to such adaptation or modification.

     (d) Seller has not granted any licence of or right to any of the Intellectual Property rights save for the IFE Contracts.

     3.8  Litigation.

     Except as set forth on Schedule 3.8, there is no action, suit, proceeding, investigation, claim, arbitration, litigation or grievance pending against Seller or, to the knowledge of Seller, threatened against Seller relating to the IFE Assets or Seller's IFE business, at law or in equity or before or by any court or federal, state, municipal or other governmental instrumentality, domestic or foreign ("Agency" or "Agencies"). None of the actions, suits, proceedings, or investigations listed on Schedule 3.8 individually or in the aggregate would (i) if adversely determined, result in any material adverse change in the IFE business, operations or IFE Assets or the condition, financial or otherwise, or results of operations of Seller's IFE business, (ii) if adversely determined, affect the right or ability of Seller to carry on its IFE business substantially as now conducted; or (iii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Seller is not subject to any court or Agency order, writ, injunction or decree applicable to the IFE Assets, or the IFE business and operations of Seller and Seller is not in default with respect to any order, writ, injunction, or decree of any court or Agency with respect to the IFE Assets, or the IFE business and operations of Seller.

     3.9  Consents.

     No consent, approval, authorization or order of, or other actions by, or filing with or notification to, any court, Agency or any other person is required in order to permit Seller to
execute  and  deliver  this  Agreement  and  to  consummate   the   transactions
contemplated by this Agreement, except for (i) compliance with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) notices to or the receipt of consent from other parties to the IFE Contracts and License and Distribution Agreements.

     3.10 Material Facts.

     (a) No representation or warranty made by Seller in this Agreement and no statement made by Seller (a) in any certificate, exhibit, schedule, or other writing executed and delivered by Seller, (b) in any Other Agreement or other document or writing furnished in connection with the transactions herein contemplated and referred to herein or in the Schedules attached hereto, or (c) in any document or other writing delivered to Buyer after the date hereof and on or prior to the Closing Date by or on behalf of Seller, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     (b) There is no fact or matter concerning the IFE business and/or the IFE Assets which if disclosed to the Buyer might reasonably affect the willingness of the Buyer to purchase the IFE Assets or the price or the terms on which the Buyer would be willing to purchase the IFE Assets.

     (c) During the previous 12 months there has been no substantial change in the basis or terms of the IFE Contracts or License and Distribution Agreements apart from normal price changes, no customer or supplier of the Seller in relation to the IFE business has ceased or substantially reduced its business with the Seller, and no indication has been received by the Seller that there will or may be any such change, cessation or reduction.

     3.11 Broker's and Finder's Fees.

Seller has not incurred any obligation to pay any brokerage commission or finder's fee in connection with the transactions contemplated by this Agreement.

     3.12 Financial Statements and Accounts

     (a) For the purpose of this Article 3.12, "the Accounts" means the accounts of Seller in relation to the revenues generated by its IFE business for the financial period which ended on June 30, 2001 ("the Accounting Date").

     (b) The Accounts have been prepared in accordance with all generally accepted accounting principles in the US on a basis consistently applied and show a true and fair view of the revenues of the IFE business as at the Accounting Date and are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item.

     (c) The audited financial statements of SNAP2 for the fiscal year-ended September 30, 2000 have been prepared in accordance with all generally accepted accounting principles in the US on a basis consistently applied and show a true and fair view of the financial condition of SNAP2 at such date and are not affected (except as disclosed in such financial statements) by any extraordinary or exceptional items.

     3.13 Insolvency

     No assignment has been made by Seller for the benefit of its creditors, no receiver, trustee in bankruptcy or similar officer has been appointed to take charge of all or any of Seller's property, no voluntary petition has been filed by Seller and no petition has been filed by any other person in relation to Seller under federal bankruptcy laws or similar state statutes and no analogous event has happened or is pending or threatened whether in the US or any other jurisdiction.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the following statements are true and correct as at the Closing Date:

     4.1  Due Organization and Qualification.

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales, and has all requisite corporate power and authority to enter into this Agreement, the Other Documents and to carry out the transactions contemplated herein and therein.

     4.2  Corporate Power and Authority.

     The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     4.3  Consents.

     No consent, approval, authorization or order of, or other action by, or filing with or notification to, any court, Agency, or any other person is required in order to permit Buyer to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

     4.4 Litigation.

     There is no litigation, action, claim, proceeding or governmental investigation pending or, to Buyer's knowledge, threatened against Buyer which may have a materially adverse affect upon Buyer's ability to perform its obligations under this Agreement.

     4.5  Broker's and Finder's Fees.

     Buyer has not incurred any obligation to pay any brokerage commission or finder's fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

     Seller and Buyer hereby covenant and agree as follows:

     5.1  Access to Information.

     Seller will furnish to Buyer all information concerning the IFE business of Seller as Buyer may reasonably request. Promptly upon any change in the information set forth in each of the Schedules referred to herein or any other disclosure in writing from Seller required by this Agreement, Seller will update such Schedules or written disclosures by amendment or supplement. Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct, and complete as of the date or dates thereof.

     5.2  Continuing Access to Books and Records; Technical Support.

     (a) Seller agrees to provide Buyer, during normal business hours and upon reasonable notice, for a period of three (3) years after the Closing Date, access to the books, records and other underlying data and documentation of Seller relating to the IFE business (but which are not delivered to Buyer in accordance with Article 1.1(d)) for the period prior to the Closing Date. Seller agrees that, for such period, it will preserve and keep intact all such books and records.

     (b) After the Closing Date Seller shall provide technical support on site at Seller's offices (including phone support) or, provided that Buyer shall reimburse Seller for all of its reasonable out-of-pocket travel and lodging expense, at such location as may be reasonably requested by Buyer, equal to six man weeks during the one year period from and after the Closing Date. During such one year period, any technical support in excess of six man weeks will be billed by Seller to Buyer at Seller's then standard hourly rates not to exceed Two Hundred Dollars ($200) per hour. During each of the second full year following the Closing Date and the third full year following the Closing Date, Seller will also provide phone support at the then standard hourly rate for phone support of Seller. Seller represents and warrants that each of Seller's employees providing any of such support shall be knowledgeable about the IFE Assets transferred hereunder and competent to provide such support.

     5.3  Non-Competition and Non-Solicitation of Employees.

     (a) For a period of three (3) years after the Closing Date, Seller hereby covenants and agrees with the Buyer that it will not and will procure that none of its officers, directors and employees who are or have in the most recent 24 month period been engaged in the IFE business, will (as an individual, joint venturer, stockholder, trustee, partner, proprietor, member, agent or employee of any person, or in any other capacity whatsoever);

          (i) directly or indirectly engage in the business of, or own any debt or equity interest in, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with any Person engaged, directly or indirectly, in any of the Business Activities within the Territory; or

          (ii) directly or indirectly provide service or services as a consultant, employee, partner, owner or otherwise to any Person engaged, directly or indirectly, in any of the Business Activities within the Territory; or

          (iii)otherwise directly or indirectly engage in any of the Business Activities within the Territory.

     (b) For a period of three (3) years after the Closing Date, Seller hereby covenants and agrees with the Buyer that it will not and will procure that none of its officers, directors and employees who are or have in the most recent 24 month period been engaged in the IFE business, will (as an individual, joint venturer, stockholder, trustee, partner, member, agent or employee of any Person or in any other capacity whatsoever) directly or indirectly solicit, encourage or endeavour to entice away from Buyer, or otherwise interfere with Buyer's IFE relationship with any Person who is, or was, within the most recent 24 month period, an IFE customer or client of Seller.

     (c) Neither Buyer nor Seller shall, during a period of three (3) years, from and after the Closing Date, without the prior written consent of the other, for its own account or jointly with another, directly or indirectly solicit, or in any manner attempt to solicit, any person employed or engaged by the other party (including, without limitation, any employee or independent contractor known to be engaged by the other party), to leave that person's employment or engagement. Notwithstanding the foregoing, this Section 5.3(c) shall not preclude either party from soliciting any person employed by the other party where such person independently responds to an employment opportunity publicized through posting and/or general advertising by Buyer or Seller to the general public.

     (d) Notwithstanding the foregoing, nothing in this Section 5.8 shall forbid or limit ownership by any of Seller's officers, directors or employees in the aggregate of less than 1% of the outstanding equity interests in any publicly traded company.

     (e)  For the purpose of this Section 5.3:

          "Business Activities" shall mean the business of software product development and service provider for embedded IFE Systems;

          "Person"  means  any  individual,   corporation,   partnership,  joint
          venture,  association,   limited  liability  company,  proprietorship,
          joint-stock company, trust, strategic alliance, firm or other entity;

          "Territory" means (i) the State of Iowa; and (ii) all states contiguous to the State of Iowa; (iii) all other states comprised in the United States of America; (iv) the United Kingdom; (v) the rest of Europe (vi) Australia and (vii) the rest of the world.

     (f)  Seller and Buyer agree that the restrictions contained in this Section
          5.3 are reasonable and necessary to protect legitimate interests of each party. In the event that any court later determines that the restrictions in these sections are not reasonable and/or too broad to be enforceable at law or in equity, Seller and Buyer agree that the court is authorized to restrict the scope of these sections to a time, area and/or activity that it deems to be reasonable, so long as the restrictions of the court is no broader than that contained in these sections, and so modified this Section 5.3 shall remain in full force and effect.

     (g) Each party acknowledges that the other party may be irreparably harmed by a breach or threatened breach of any provision of this Section 5.3 and confirms that damages at law may be an inadequate remedy for such breach or threatened breach. Each party agrees that in the event of its breach or threatened breach of any provision, the other party may enforce its rights by specific performance, injunction or other equitable remedy. Nothing contained herein is intended to, or shall, limit the right of either party, in addition to such remedies, to pursue any and all other remedies available to it, including, but not limited to, a suit for damages, for a breach or threatened breach of any provision of this Section 5.3. In the event of an action, or proceeding, by any party to enforce the terms and conditions of this
          Section 5.3 or seeking damages for the breach of this Section 5.3, each party agrees that the prevailing party shall be paid, in addition to any damages caused by a breach of this Section 5.3, all costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred by the prevailing party, in connection with any action or proceeding.

     (h) Notwithstanding anything set forth in this Section 5.3 to the contrary, Buyer agrees that Seller may contract with Rockwell International, for the development of system level core software for utilization in platforms developed by Rockwell International. Any such software development for Rockwell International, shall not be construed as a breach of the noncompetition obligations of Seller included herein. Seller may pursue consulting services in the area of Business Activities subject to Buyer approval.

                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Buyer may waive in writing:

     6.1  Representations and Warranties of Seller.

     All of the representations and warranties of Seller in this Agreement or in any Schedule or other written disclosure (the "Seller's Representations") shall have been true and correct when made.

     6.2  Covenants of Seller.

     All of the covenants and agreements herein of Seller to be complied with or performed on or before the Closing Date shall have been complied with and performed in accordance with this Agreement.

     6.3  Seller's Certificate.

     There shall be delivered to Buyer a certificate dated as of the Closing Date and signed by the President of SNAP2 to the effect that the conditions set forth in Sections 6.1 and 6.2 have been met, which certificate shall have the effect of a representation and warranty made by Seller on and as of the Closing Date.

     6.4  Consents.

     Seller shall have obtained all orders, approvals of consents of third parties that shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the IFE Contracts and License and Distribution Agreements, and no material conditions or obligations shall have been imposed or incurred in connection therewith. This may be a verbal consent if Buyer is willing to waive such requirement for a written consent at Closing until written consent is received provided that in the event of any such waiver being given by Buyer the parties will each use their reasonable endeavours to obtain such consent in writing in a form acceptable to Buyer as soon as possible following Closing.

     6.5  Injunction.

     No federal, state or provincial court nor any governmental or regulatory authority of competent jurisdiction shall have issued an injunction or order preventing or limiting in any manner the sale of the IFE Assets to Buyer, nor shall there be pending or threatened any action seeking such an injunction or order.

     6.6  Opinion of Seller's Counsel.

     Buyer shall have received an opinion of counsel to SNAP2 in substantially the form and substance attached hereto as Exhibit C, with such modifications as may be acceptable to counsel for Buyer.

                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing:

     7.1  Representations and Warranties of Buyer.

     All of the representations and warranties of Buyer contained in this Agreement or in any Schedule or other written disclosure (the "Buyer's Representations") shall have been true and correct when made.

     7.2  Covenants of Buyer.

     All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     7.3  Buyer's Certificate.

     There shall be delivered to Seller a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to the effect that the conditions set forth in Section 7.1 and 7.2 have been met, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

                                  ARTICLE VIII

                                     CLOSING

     8.1  Date and Place of Closing.

     Subject to satisfaction or waiver of all the other conditions to the obligations of the parties set out in Articles VI and VII, the purchase and sale of the IFE Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held at such place as the parties may agree immediately following the execution and exchange of this Agreement by the parties (the "Closing Date"). Title to the IFE Assets shall pass from Seller to Buyer as of the Closing Date.

     8.2  Seller's Performance.

     At the Closing, concurrently with the performance by Buyer of its obligations to be performed at the Closing, Seller shall:

     (a) Conveyances. Execute and deliver to Buyer, in form and substance acceptable to

          Buyer (i) the Bill of Sale conveying to Buyer the IFE Assets; (ii) the Assumption Agreement assigning to Buyer the IFE Contracts and License and Distribution Agreements; and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the IFE Assets and all right, title and interest of Seller thereto.

     (b) Books and Records. Deliver to Buyer all IFE Documentation that are in Seller's possession or under its control.

     (c)  Certificate.  Execute  and  deliver  the  certificate  referred  to in
          Section 6.3.

     (d) Other Action. Take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the IFE Assets.

     (e) Consents. Deliver to Buyer copies of all consents and approvals required by Section 6.4.

     (f) Encumbrances. Seller will deliver to Buyer the written release (or termination or amendment of financing statement) of the IFE Assets from any Encumbrance, in a form satisfactory to Buyer and within 7 days of Closing shall file with the appropriate entity the necessary UCC financing amendment form (or other such equivalent form) which releases the IFE Assets from any such Encumbrance and shall deliver a copy to Buyer.

     (g) Opinion of Counsel. Cause the delivery of the opinion of counsel required by Section 6.6.

     8.3  Buyer's Performance.

     At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, Buyer shall:

     (a)  Purchase  Price.  Deliver to Seller the Purchase Price as specified in
          Section 2.1 (a) (i).

     (b) Assumption Agreement. Execute and deliver to Seller the Assumption Agreement.

     (c)  Certificates.  Execute  and  deliver  the  certificate  referred to in
          Section 7.3.

     8.4 Further Assurances.

     In addition to the foregoing, at any time and from time to time, at or after the Closing, upon request of Buyer, Seller shall, at the expense of Buyer, take such further actions and execute and deliver such further documents as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of and the right to use the IFE Assets or otherwise carry out the transactions contemplated hereby. At any time and from time to time, at or after the Closing, upon request of Seller, Buyer shall take such further actions and execute and deliver such further documents as may reasonably be required in order to assure and confirm to Seller the assumption by Buyer of the obligations to render performance that are to be assumed by Buyer pursuant to this Agreement.

     8.5  Transfer Taxes and Similar Charges.

     All costs of transferring the IFE Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees and any excise, sales or use or intangible taxes, shall be borne by Buyer. Buyer shall respond to or defend against any action or proceeding brought by any Agency relating to any costs of transferring the IFE Assets and the costs of such response or defence shall be borne by Buyer. The value for the tangible personal property to be conveyed hereunder for purposes of Iowa sales tax reporting shall be consistent with the allocation of the Purchase Price in accordance with Section 2.2.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

     9.1  Survival.

     All representations, and warranties, made in or pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive for a period of two (2) years after the Closing Date, and shall not be modified, waived or extinguished by the Closing or by any investigation made by or on behalf of any party hereto. Buyer or Seller may pursue any claim or action under this Article IX after the expiration of such two-year period if the party asserting the claim has first given the other party a notice of such claim, which reasonably identified the claim, prior to the expiration of such two-year period.

     9.2  Buyer's Losses.

     Seller agrees to indemnify and defend Buyer against and hold Buyer harmless from any and all damages (including, without limitation, amounts paid in settlement with Seller's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation reasonably attorneys' fees (hereinafter referred to collectively as "Buyer's Losses"), suffered, incurred or paid by Buyer by reason of (i) any Seller's Representation being untrue or incorrect in any material respect; (ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; or
(iii) any failure by Seller to satisfy and discharge any liability or obligation not expressly assumed by Buyer pursuant to this Agreement. Buyer shall be entitled to set-off the amount of any Buyer's Losses against any other sums due to Seller in respect of revenue sharing arrangements in this Agreement

     9.3  Seller's Losses.

     Buyer agrees to indemnify and defend Seller and hold Seller harmless from, any and all damages (including without limitation, amounts paid in settlement with Buyer's consent), losses, obligations, liabilities, claims, deficiencies, costs and expenses, including without limitation reasonable attorneys' fees (hereinafter referred to collectively as "Seller's Losses") suffered, incurred or paid by Seller by reason of (i) any Buyer's Representation being untrue or incorrect in any material respect; (ii) any material failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement; or (iii) any failure by Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement.

     9.4  Notice of Loss.

     Upon receipt by an Indemnified Party of notice of any action, suit, proceeding, claim, demand or assessment that might give rise to a claim for indemnity pursuant to this Article IX, the Indemnified Party shall give written notice thereof within 20 days to the Indemnifying Party indicating the nature of such claim and the basis therefore. Any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is prejudiced by reason of such delay or failure. With respect to Buyer's Losses, Seller shall be the "Indemnifying Party" and Buyer shall be the "Indemnified Party". With respect to Seller's Losses, Buyer shall be the "Indemnifying Party" and Seller shall be the "Indemnified Party".

     9.5  Right to Defend.

     Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend against such suit, action, investigation, claim, or proceeding at its own cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defence thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest, or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys' fees and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. In the event that the Indemnifying Party undertakes the defence of such matters, the Indemnified Party shall not be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defence thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party. No settlement to be entered into by the Indemnified Party or the Indemnifying Party shall be executed unless the terms thereof include an unconditional release of the other party unless the other party consents thereto.

     9.6  Limitations on Liability.

     Buyer's right to indemnification under this Article IX for Buyer's Losses resulting from the circumstances, actions or failures to act described in
Section 9.2 shall be limited to an amount not to exceed the aggregate Purchase Price actually paid by Buyer. Seller's right to indemnification under this
Article IX for Seller's Losses resulting from the circumstances, actions or failures to act described shall be limited to an amount not to exceed the Purchase Price

(being those sums actually received by the Seller or properly due and payable by the Buyer to the Seller).

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Guarantee

     SNAP 2 hereby unconditionally and irrevocably guarantees the obligations of ISES under this Agreement as they come due.

     10.2 Expenses.

     Except as otherwise expressly provided herein, Seller and Buyer shall each pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions are consummated.

     10.3 Successors and Assigns.

     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any party, other than the parties hereto and their respective successors and assigns. Seller acknowledges that Buyer has the right to assign its rights and obligations under this Agreement only to an entity affiliated with Buyer. Neither party shall otherwise have the right to assign its rights and obligations under this Agreement without the prior written consent of the other party provided that in the event of the sale of the IFE business by the Buyer, it shall have the rights to assign, as part of the same transaction, the license set out in Article 1.1(c) to the purchaser of the IFE business. The Buyer shall further have the right to sub-contract and sub-license its rights under Article 1.1(c).

     10.4 Counterparts.

     This Agreement may be executed in one or more counterparts and it shall not be necessary for all parties to execute the same counterpart. Each such counterpart shall be deemed to be an original document, but all of such counterparts shall constitute a single agreement.

     10.5 Amendment.

     This Agreement may not be modified or amended except in writing signed by the parties hereto.

     10.6 Number, Gender.

     Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

     10.7 Governing Law.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Iowa.

     10.8 Waiver, Estoppel.

     No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waive or estoppel.

     10.9 Notices.

     Any notice given pursuant to this Agreement must be in writing and may be given by registered or certified mail or by facsimile, and if given registered or certified mail, shall be determined to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Such notices shall be given to the parties hereto at the following addresses:

          (a) If to Seller:

                  Dean R. Grewell, III, President
                  SNAP2 Corporation
                  10641 Justin Drive
                  Urbandale, Iowa 50322
                  Tel: (515) 331-0560
                  Fax: (515) 331-3901

              with a copy to:

                  Gregory P. Page
                  Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C. 700 Walnut, Suite 1600
                  Des Moines, Iowa 50309-3899
                  Tel: (515) 283-3165
                  Fax: (515) 283-3108

          (b) If to Buyer:

                  Ian Walberg
                  President
                  Inflight Digital Limited
                  44 North Street
                  Chichester, West Sussex, U.K.
                  Tel:  44-124-353-8916
                  Fax:  44-124-353-8404
              with a copy to:

                  Rachelle Sellek
                  M and A Solicitors
                  Kenneth Pollard House
                  5-19 Cowbridge Road
                  East Cardiff, CF11 9AB
                  Tel: (029) 20-66-57-93
                  Fax: (029) 20-66-57-98

Any party hereto may, by giving five (5) days written notice to the other party, designate any other address in substitution of the foregoing address to which such notice shall be given.

     10.10 Time of the Essence.

     Time is of the essence in the performance of the obligations of the parties under this Agreement.

     10.11 Announcements

     Subject to Seller's obligations to make periodic reports under the Securities and Exchange Act of 1934, as amended, the parties mutually agree that no press or public announcements shall be made by either of them in relation to this Agreement or the transactions referred to in this Agreement without the text of the same having first been approved in writing by the other (and approval shall be given in the case of Seller by Dean R. Grewell III and in the case of Buyer by Ian Walberg).

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:  SNAP2 CORPORATION                  ISES CANADA INCORPORATED


By:  /S/ Dean R. Grewell III                By: /S/ Dean R. Grewell III
     -----------------------                    --------------------------
Dean R. Grewell, III, President                 Dean R. Grewell, III, President


                                            BUYER:  INFLIGHT DIGITAL LIMITED


                                            By:  /S/ Ian Walberg
                                                 --------------------------
                                                 Ian Walberg, President

                                  SCHEDULE 1.5


          "Checkers"

          "Mines Eye" (themed version of MineSweeper)

          "Park4Free" (themed version of Connect 4)

          "Solitary Tree" (themed version of Chinese Solitaire)

                                  SCHEDULE 2.2

                          ALLOCATION OF PURCHASE PRICE


    Games                                        Purchase Price Allocation
    -----                                        -------------------------

1.  Backgammon                                            5.9%
2.  Blackjack                                             5.9%
3.  Chinese Solitaire                                     5.9%
4.  Crossword                                             5.9%
5.  Hangman                                               5.9%
6.  Keno                                                  5.9%
7.  Noisy Farm                                            5.9%
8.  Noughts & Crosses (a.k.a. Tic Tac Toe)                5.9%
9.  Othello                                               5.9%
10. Poker                                                 5.9%
11. Professional Gold Digger                              5.9%
12. Slots                                                 5.9%
13. Solitaire                                             5.9%
14. Tetristm                                              5.9%
15. Trivia                                                5.8%
16. Twins Cafe Match Game                                 5.8%
17. Zero G                                                5.8%

    Other Assets  (including any additional games
    ------------
     under Section 1.5)                                  $1.00

                                  SCHEDULE 3.7

                              INTELLECTUAL PROPERTY


Royalty Payments to Tetris and Lonely Planet

List of Assets:   (See Attached)
--------------


Confidential treatment is requested for this portion of this Exhibit.

                                  SCHEDULE 3.8

                             SCHEDULE OF LITIGATION


None

                                    EXHIBIT A

                                  BILL OF SALE

     This BILL OF SALE is made as of ________________ by and between SNAP2 CORPORATION., a Nevada corporation and ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario (collectively "Seller") and INFLIGHT DIGITAL LIMITED, a company incorporated under the laws of England and Wales ("Buyer").

     WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Asset Purchase Agreement, dated as of ________________, (the "Agreement"), pursuant to which Seller has agreed to sell, and Buyer has agreed to buy the IFE Assets used in connection with the operation of Seller's IFE Business. Capitalized terms used herein, unless separately defined herein, shall have the meanings ascribed to them in the Agreement.

         NOW THEREFORE, in consideration of the payment by Buyer of the Purchase Price, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of all liens, encumbrances and security interests (except as provided in the Agreement), all of Seller's IFE Assets and rights of every kind and nature, real, personal, and mixed, tangible and intangible, of every type and description owned by Seller or in which Seller has an interest which are used or held for use in connection with the IFE business and operations of Seller, including, without limitation, the following:

     (i) The IFE Contracts described in Section 1(a) of the Agreement;

     (ii) The License and Distribution Agreements described in Section 1(b) of the Agreement;

     (iii) A perpetual, royalty-free exclusive world-wide license to use the Intellectual Property described in Section 1(c) of the Agreement for IFE business;

     (iv) The IFE Documentation described in Section 1(d) of the Agreement;

     (v) All IFE Tangible Property and physical assets wherever located, utilized solely in Seller's IFE business and more specifically described in Schedule A hereto; and

     (vi) All goodwill relating to the IFE Business described in Section 1(e) of the Agreement.

     There shall, however, be excluded from such purchase and sale the following property owned or used by Seller (the "Excluded Assets"):

     (i) Seller's corporate franchise, stock record books, corporate record books, including minutes of meetings of directors and stockholders, and such other records as deal exclusively with Seller's organization or stock capitalization;

     (ii) Any of Seller's rights and obligations under contracts with Air France/Rockwell and British Airways; and

     (iii) All other assets not utilized solely in Seller's IFE business.

     This sale is in accordance with and is subject to all the representations, warranties, covenants and exclusions set forth in the Agreement.

     This Bill of Sale shall be binding upon Seller, its successors and assigns, and shall inure to the benefit of Buyer, its successors and assigns.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed by its duly authorized officer as of the day and year first above written.

SELLER:

SNAP2 CORPORATION                           ISES CANADA INCORPORATED


By:_______________________________          By:_______________________________
      Name:  Dean R. Grewell, III
      Title: President                      Name:_____________________________

      Title:    President                   Title:____________________________



                                            BUYER:

                                            INFLIGHT DIGITAL LIMITED


                                            By: ______________________________
                                                   Name: Ian Walberg
                                                   Title: President

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of November __, 2001 by and between SNAP2 CORPORATION., a Nevada corporation and ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario (collectively "Seller") and INFLIGHT DIGITAL LIMITED, a company incorporated under the laws of England and Wales ("Buyer").

     WHEREAS, pursuant to an Amended and Restated Asset Purchase Agreement dated as of November __, 2001 (the "Purchase Agreement"), made between Seller and Buyer, Seller agreed to sell, and Buyer agreed to purchase certain IFE Assets; owned by Seller, as more fully described in the Purchase Agreement;

     WHEREAS, the Purchase Agreement provides that certain IFE Contracts and License and Distribution Agreements will be transferred by the Seller to the Buyer;

     WHEREAS, Section 1.3 of the Purchase Agreement provides, among other things, that the Buyer shall, as of the date hereof, assume certain of Seller's obligations and liabilities accruing after the Closing Date under the assumed IFE Contracts and License and Distribution Agreements.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in the Purchase Agreement, the closing of the transactions contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Seller and Buyer agree as follows:

     1. All capitalized words and phrases used but not defined herein shall have the meaning attributed thereto in the Purchase Agreement.

     2. Seller hereby assigns and transfers to Buyer all of the obligations and liabilities of Seller accruing after the date hereof under the IFE Contracts referred to in Section 1(a) of the Purchase Agreement and the License and Distribution Agreements referred to in Section 1(b) of the Purchase Agreement.

     3. Buyer hereby assumes and agrees to perform the obligations and liabilities of the Seller arising on or after the date hereof under the IFE Contracts referred to in Section 1(a) of the Purchase Agreement and the License and Distribution Agreements referred to in Section 1(b) of the Purchase Agreement, subject to the terms of Section 1.3 and the other terms and provisions of the Purchase Agreement.

     4. Seller and Buyer shall execute and deliver from time to time hereafter, upon reasonable request, all such further documents and instruments, and shall do and perform all such acts as may be necessary, to give full effect to the intent and meaning of the Purchase Agreement and this Assignment and Assumption Agreement.

     5. This Assignment and Assumption Agreement is executed and delivered by Seller and Buyer pursuant to the Purchase Agreement, subject to the covenants, representations and warranties thereof. No provisions set forth herein shall be deemed to enlarge, alter or amend the terms or provisions of the Purchase Agreement. In the event of any conflict between the provisions herein and the Purchase Agreement, the provisions of the Purchase Agreement shall control.

     6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

     7. This Assignment and Assumption Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed and delivered by their duly officers as of the day and year first above written.

SELLER:

SNAP2 CORPORATION                           ISES CANADA INCORPORATED


By:____________________________________     By:______________________________
      Name:  Dean R. Grewell, III
      Title:    President                   Name:____________________________

                                            Title:___________________________


                                            BUYER:

                                            INFLIGHT DIGITAL LIMITED


                                            By: ______________________________
                                                   Name:  Ian Walberg
                                                   Title:    President

                                    EXHIBIT C

                       FORM OF OPINION OF SELLER'S COUNSEL

                                               November 26, 2001

INFLIGHT DIGITAL LIMITED
44 North Street
Chichester, West Sussex, United Kingdom


     Re: Amended and Restated Asset Purchase Agreement dated November 26, 2001 between SNAP2 Corporation as a Seller and Inflight Digital Limited as Buyer

Gentlemen:

     This opinion is furnished to you pursuant to Section 6.6 of the Amended and Restated Asset Purchase Agreement dated November 26, 2001 (herein called the "Agreement") by and among SNAP2 Corporation, (herein called the "Company") ISES Canada, Incorporated, and you.

     We have acted as counsel for the Company in connection with its sale and license (as applicable) to you of its IFE Assets as defined in and contemplated by the Agreement. As such counsel, we have reviewed the Agreement and the corporate proceedings of the Company relating to the authorization and approval by the Board of Directors of the Company of the transaction contemplated by the Agreement. We have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Articles of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors, including the respective documents submitted thereto for approval or ratification, and certificates or letters of public officials.

     As to questions of fact relating to the Company which are material to our opinion, we have relied solely upon the representations and warranties of the Company in the Agreement and documents referred to therein. In rendering our opinion, we have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity with genuine and authentic originals of all documents submitted to us as copies; we have assumed the due authorization, execution and delivery of the Agreement and the documents referred to therein by you, the binding effect of such documents on you and the enforceability thereof against you; we have made no independent investigation as to the accuracy for completeness of any certificates, representations, data or other information, written or oral, made or furnished in connection with the Agreement or otherwise, and we have assumed that none of such information contains any untrue statement of a material fact or omits a material fact necessary to make the statements made not misleading.

     Based upon the foregoing assumptions and limitations and subject to the further limitations set forth below, we are of the opinion that:

     1. The Company is a corporation organized under the laws of Nevada in good standing under the laws of such State and is authorized to transact business in the State of Iowa as a foreign corporation.

     2. The Company is validly existing and has all requisite corporate power to own its assets and conduct its business now being conducted and to execute and deliver the Agreement and to consummate the transactions contemplated thereby.

     3. The consummation of the transactions contemplated by the Agreement will not conflict with any term or provision of the Articles of Incorporation by By-Laws of the Company.

     4. The Agreement has been duly executed and delivered by officers of the Company, and has been duly authorized by all necessary corporate action of the Company.

     5. To our knowledge having made reasonable enquiry of the relevant officers of Seller, the share purchase agreement dated June 26, 2001 ("Share Purchase Agreement") for the sale and purchase of all issued and outstanding shares of capital stock of ISES Canada, Incorporated has been entered into between Company as Purchaser in the Share Purchase Agreement and certain individuals as Vendors and such sale and purchase has closed substantially in accordance with the terms of the Share Purchase Agreement.

     We are members of the bar of the State of Iowa only and do not hold ourselves out as experts on the laws of any other State or foreign country. Consequently, we express no opinion with respect to the laws of any jurisdiction other than the State of Iowa and the United States of America.

     In the foregoing opinions, phrases such as "to our knowledge," "known to us," "we know of," "of which we have knowledge" and those with equivalent wording refer to the actual conscious awareness of information by the lawyers of this firm who have prepared this opinion or have been actively involved in assisting and advising the Company in connection with the transaction contemplated by the Agreement. In that regard, we have not undertaken any independent investigation of or inquiry into such matters as are not specifically addressed in numbered paragraphs (1) through (5).

     This opinion is limited to the matters stated herein and no opinion is implied or may be incurred beyond the matters expressly stated herein.

     This opinion is limited in its use to reliance by you in consummating the transaction contemplated by the Agreement. No other person or entity may rely or claim reliance upon this opinion.

     The opinions expressed herein are made as of the date hereof and we do not undertake to update this opinion with respect to any changes of which we may later become aware.

                                        Very truly yours,

                                        NYEMASTER, GOODE, VOIGTS, WEST, HANSELL
                                         & O'BRIEN, P.C.


                                        By: __________________________________
                                                    Gregory P. Page


                                       2